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                                                                   EXHIBIT 6.1.1

                                   EXHIBIT F
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                    PROPERTY MANAGEMENT AND OPERATION PLAN
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For purposes of this EXHIBIT F, the capitalized terms set forth below shall have the meanings respectively ascribed to them. Other capitalized terms used herein but not defined below shall have the meanings set forth in the General Partnership Agreement of The Meadows Resort Partnership dated as of ___________, 1998 by and between Blue Ribbon Communities Limited Partnership and Meadows Preservation, Inc.

     1.  RENTAL AGREEMENTS.  Each manufactured home site (a "Homesite") within
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the Property shall be leased by the Partnership to the owner (a "Homeowner") of
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the manufactured home (a "Home") located on such Homesite, pursuant to a rental
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agreement (a "Rental Agreement") in the form attached to the applicable
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Prospectus for the Property as filed with the State of Florida Department of
Business and Professional Regulation, as amended from time to time.

     2. RENTAL ADJUSTMENTS. Through the tenth (10th) anniversary of the Partnership Execution Date, the base rental payable under each Rental Agreement shall be increased annually by an amount equal to the greater of (i) five percent (5%) or (ii) the corresponding annual percentage increase in the "Consumer Price Index for All Urban Consumers, All Items" prepared by the Bureau of Labor Statistics of the United States Department of Labor. In addition, through the tenth (10) anniversary of the Partnership Execution Date, each Homeowner shall pay to the Partnership each month as additional rental an amount equal to one-twelfth (1/12) of such Homeowner's pro rata share of the following items, calculated on an annual basis, subject to compliance with the Prospectus and applicable law: (i) the aggregate ad valorem taxes assessed with respect to the Property; (ii) the aggregate non-ad valorem assessments assessed with respect to the Property; (iii) the aggregate costs incurred by the Partnership to comply with all orders or directives of any governmental entities relating to the Property; and (iv) any other current pass-throughs.

     3. CAPITAL EXPENDITURES. Each year, not less than one and one-half percent (1.5%) of the annual gross revenues of the Partnership shall be applied toward capital improvements to the Property and/or the establishment of reserves for such capital improvements. BRC shall have the exclusive right to direct the application of such funds, in consultation with MPI.

     4. HOME SALES/RESALES, MARKETING AND DEVELOPMENT ACTIVITIES. Subject to applicable law, BRC or its Affiliate shall act as the exclusive Home sales/resales and marketing agent at the Property (provided, however, that each Homeowner shall have the right to sell such Homeowner's Home independent of BRC or its Affiliate), and shall have the exclusive right to develop and market additional Homesites within the Property.

     5. SUBLEASING. Homeowners may continue to sublease their Homes substantially in accordance with current Property practice in effect as of the date of the Agreement; provided, however, that each Homeowner shall remain responsible for complying with such Homeowner's Rental Agreement, for maintaining such Homeowner's Home in compliance with the standards
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set forth in the Property's rules and regulation, as amended from time to time
(the "Rules and Regulations"), and for ensuring that such Homeowner's sublessee
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complies with the Rules and Regulations.

     6. MAINTENANCE OF HOMES. Each Homeowner shall be responsible for maintaining such Homeowner's Home in good condition and repair and in compliance with the standards set forth in the Rules and Regulations. If any Homeowner fails to properly maintain such Homeowner's Home, such Homeowner shall be given written notice of such failure and a reasonable opportunity to cure such failure, and thereafter management may require that such Homeowner's Home be moved to another Homesite designated by management or removed from the Property.

     7. UPGRADE POLICY. Upon the sale or other transfer of a Home not meeting then-current Property standards, or upon a change in the persons occupying such a Home (other than changes involving related parties), management may require that the Home be upgraded to then-current Property standards, moved to another Homesite designated by management or removed from the Property. If the new owner or proposed occupant of the Home acquires the Home before any such required upgrades are completed, such new owner or proposed occupant shall not be given a Rental Agreement unless and until he, she or it completes the required upgrades within six (6) months after the date upon which he, she or it acquires the Home.

     8. INITIAL ACQUISITION FINANCING. The terms of the initial acquisition financing for the Property referred to in SECTION 5.1(A) of the Agreement ("Loan") shall be substantially as follows:
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     Principal Amount:       $5,900,000
     Interest Rate:          7.5% per annum
     Term:                   10 years
     Payments:               $42,000 per month
     Collateral:             first mortgage lien on the Property, together with
                             an assignment of leases and rents, financing statements and other customary documentation.

     Non-Recourse:           the Loan will be non-recourse to the Partnership,
                             subject to customary "carve-outs" for fraud, intentional acts of the Partnership, etc.

     Closing and
     the Use of Proceeds:    closing of the Loan shall occur as soon as
                             reasonably possible after the Closing; the proceeds of the Loan shall be applied toward repayment of the interim loan made to MPI by BRC's Affiliate to finance MPI's acquisition of the Property.

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